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EXHIBIT 12.1

Chiron Corporation

											Six Months Ended June 30,
	Years Ended December 31,
Description
	1996		1997		1998		1999		2000		2000		2001
	(dollars in millions)
Fixed Charges
1 Interest expensed and capitalized	$30.74		$33.27		$26.32		$23.89		$12.79		$9.36		$1.26
2 Amortized premiums, discounts and capitalized expenses related to debt	7.24		7.52		7.83		8.14		5.63		4.02		0.54
3 An estimate of the interest factor in rental expense	10.87		8.73		7.43		8.20		9.57		4.78		5.86

Total Fixed Charges	$48.85		$49.52		$41.58		$40.23		$27.99		$18.16		$7.66

Earnings
1 Pre-tax income from continuing operations before minority interests and income (loss) from equity investees	$45.61		$26.75		$94.52		$155.42		$104.29		$141.65		$115.40
2 Fixed charges	48.85		49.52		41.58		40.23		27.99		18.16		7.66

Total Earnings	$94.46		$76.27		$136.10		$195.65		$132.28		$159.81		$123.06

Ratio of Earnings to Fixed Charges	1.93	x	1.54	x	3.27	x	4.86	x	4.73	x	8.80	x	16.06	x

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EXHIBIT 12.1